UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2006

CITIZENS FIRST CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Kentucky

(State or Other Jurisdiction of Incorporation)

001-33126	61-0912615
(Commission File Number)	(IRS Employer Identification No.)

1065 Ashley Street, Suite 200, Bowling Green, KY (Address of Principal Executive Offices)	42103 (Zip Code)

(270) 393-0700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 30, 2006, Citizens First Corporation (the “Company”) completed the acquisition of 100% of the outstanding capital stock of Kentucky Banking Centers, Inc. of Glasgow, Kentucky (“KBC”), a wholly-owned subsidiary of Farmers Capital Bank Corporation, Frankfort, Kentucky (“Farmers Capital”), pursuant to the terms of a Stock Purchase Agreement dated June 1, 2006 among the Company, Farmers Capital and KBC. The Company acquired KBC for a total purchase price of approximately $20 million in cash. Immediately following the acquisition, KBC was merged with and into Citizens First Bank, Inc., the Company’s wholly-owned subsidiary. As a result of the merger, Citizens First Bank, Inc. will operate the 3 banking locations in Glasgow, Horse Cave and Munfordville, Kentucky previously owned by KBC. As a result of the acquisition, the Company has approximately $340 million in assets as of September 30, 2006 and serves its customers through 9 banking offices in Warren, Simpson, Barren and Hart counties in Kentucky.

Prior to completion of the acquisition, there were no material relationships among Citizens First Corporation or any of its affiliates and Farmers Capital Bank Corporation or any of its affiliates except in respect of the acquisition.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited financial statements of KBC for each of the two years ended December 31, 2005 and December 31, 2004, and the related notes and reports of in dependent registered public accounting firm related thereto and the unaudited financial statements of KBC as of and for the period ending September 30, 2006 required by Item 9.01(a) of Form 8-K will be filed by an amendment to this Report on Form 8-K on or about January 29, 2007.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by an amendment to this Report on Form 8-K on or about January 29, 2007.

     (c) Exhibits

Exhibit 2
Stock Purchase Agreement by and among Citizens First Corporation and Farmers Capital Bank Corporation, dated June 1, 2006, filed as Exhibit 2.1 to Citizens First Corporation’s Current Report on Form 8-K dated June 1, 2006, is hereby incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FIRST CORPORATION

Date: December 29, 2006	By:	/s/ Mary D. Cohron

Mary D. Cohron
Chief Executive Officer